Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-141009, 333-132530 on Form S-3 and Registration Statement Nos. 333-195757, 333-122637 on Form S-8 of our reports dated March 13, 2015, relating to the consolidated financial statements and financial statement schedule of ARC Document Solutions, Inc. and subsidiaries, and the effectiveness of ARC Document Solutions, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARC Document Solutions, Inc. for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 13, 2015